Exhibit 99.1
Letter to Shareholders Announcing 10% Stock Dividend
October 22, 2007
Dear Shareholder:
I am pleased to report that on October 18, 2007, your Centra Financial Holdings Board of Directors declared a 10% stock dividend to be issued to shareholders of record on December 12, 2007, the fourth consecutive stock dividend for our company. The dividend is payable January 2, 2008 and the certificates representing the additional shares will be mailed to shareholders at that time. We will issue checks in lieu of fractional shares.
This year has been an eventful year for Centra Financial Holdings and Centra Bank. Once again, we expanded across West Virginia borders into Hagerstown, Maryland. We also continued strong growth and profitability in the Morgantown, Martinsburg and Fayette County, PA markets which resulted in our surpassing total assets of $1 billion in September. We received national recognition in the August edition of Entrepreneur Magazine, which ranked us #31 in their “Hot 500 List” of America’s top growth businesses. Lastly, Centra Bank has been recognized as the fastest growing bank in the nation.
With this solid foundation, we are positioned to compete and determined to continue our growth, strengthen our earnings and improve our service standards. Be assured that we will continue to move your company into 2008 with a sense of urgency and excitement.
Sincerely,
/s/ Douglas J. Leech
Douglas J. Leech, President and
Chief Executive Officer